Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Announces Annual Dividend

LAKELAND, Fla., March 9, 2011 — Publix Super Markets Inc. announced that its board of directors declared an annual cash dividend on its common stock. The 2011 dividend is 53 cents per share. The dividend will be payable and mailed June 1, 2011, to stockholders of record as of the close of business April 29, 2011.

Publix is privately owned and operated by its 146,500 employees, with 2010 sales of $25.1 billion. Currently Publix has 1,033 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 14 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###